Exhibit 16.1

January 5, 2026

To: U.S. Securities and Exchange Commission

The appointment of Macias, Gini and O’Connell LLP (“the Firm”) as the independent registered public accounting firm for Digital Brands Group, Inc. (“the Company”) ended effective December 29, 2025.

We were engaged by the Company from May 3, 2023 through December 29, 2025, and there are no unpaid invoices. Please accept this letter that the Firm agrees with the statements made by the Company in Item 4.01(a) of the Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission on January 5, 2026.

Very truly yours,

Irvine, California